Exhibit 10.2

EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

     This Executive Change in Control Severance Agreement (this “Agreement”), is made as of June 30, 2005, by and between Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), and Hans-Georg Betz (the “Executive”), and shall become effective as of the day the Executive commences his employment with the Company (the “Effective Date”) as its President and Chief Executive Officer.

Recitals

     A. It is anticipated that the Executive shall commence service as President and Chief Executive Officer of the Company in the Office of the President on August 1, 2005.

     B. The Board of Directors of the Company (the “Board”) acknowledges that consolidation within the industries in which the Company operates is likely to continue and the potential for a change in control of the Company, whether friendly or hostile, currently exists and from time to time in the future will exist, which potential can give rise to uncertainty among the senior executives of the Company. The Board considers it essential to the best interests of the Company to reduce the risk of the Executive’s departure and/or the inevitable distraction of the Executive’s attention from his duties to the Company, which are normally attendant to such uncertainties.

     C. The Executive confirms that the terms of this Agreement reduce the risks of his departure and distraction of his attention from his duties to the Company and, accordingly, desires to enter into this Agreement.

Agreement

     In consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive agree as follows:

     1. Definitions. Capitalized terms used herein shall have the meanings given to them in Annex A attached hereto, except where the context requires otherwise.

     2. Term of Agreement.

         (a) This Agreement shall be effective as of the Effective Date and shall continue in effect until the second anniversary of the Effective Date, provided, however, that the term of this Agreement automatically shall be extended for one additional year effective as of each anniversary of the Effective Date beginning with the second anniversary, unless either the Company or the Executive provides written notice to the other that the term of this Agreement shall terminate on the upcoming anniversary of the Effective Date, provided such notice is received by the receiving party not less than ninety (90) days prior to the intended date of termination and provided further that the Company shall not be entitled to deliver to the Executive such notice in the event of a Change in Control or a Pending Change in Control. Notwithstanding the foregoing, this Agreement shall terminate immediately upon (a) the Executive’s Voluntary Resignation, (b) the termination of the Executive’s employment for Cause, or (c) the termination of the CIC Period.

         (b) “Voluntary Resignation” means the termination of the Executive’s employment upon his voluntary resignation, which includes retirement.

         (c) “CIC Period” means the 30-day period commencing on the date that is six months following the effective date of a Change in Control and ending on the date that is thirty (30) days thereafter.

     3. At Will Employment; Reasons for Termination.

         (a) The Executive’s employment shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason or no reason, the Executive shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as provided in this Agreement or pursuant to the terms of any Applicable Benefit Plan. “Applicable Benefit Plan” means any written employee benefit plan in effect and in which the Executive participates as of the time of the termination of his employment.

         (b) The Executive’s employment shall be terminated upon the first to occur of the following:

               (i) the Executive’s Voluntary Resignation;

               (ii) termination by the Company for Cause;

               (iii) the Executive’s death or Long-Term Disability;

               (iv) termination by the Company without Cause;

               (v) termination by the Executive for Good Reason following a Change in Control; and

               (vi) termination by the Executive during the CIC Period.

         (c) The Executive’s termination shall be deemed to be an “Involuntary Termination,” if such termination is effected (i) by the Company without Cause following a Change in Control or during a Pending Change in Control, (ii) by the Executive for Good Reason following a Change in Control, or (iii) by the Executive during the CIC Period.

         (d) “Cause” means any of the following:

               (i) the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries;

               (ii) the Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board;

               (iii) the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or

               (iv) the Executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

         (e) “Good Reason” means any of the following:

               (i) a material reduction in the Executive’s duties, level of responsibility or authority, other than (A) reductions solely attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company, or (B) isolated incidents that are promptly remedied by the Company; or

               (ii) a reduction in the Executive’s Base Salary, without (A) the Executive’s express written consent or (B) an increase in the Executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in Base Salary; or

               (iii) a reduction in the Executive’s Target Bonus, without (A) the Executive’s express written consent or (B) a corresponding increase in the Executive’s Base Salary; or

               (iv) a material reduction in the Benefits, taken as a whole, without the Executive’s express written consent; or

               (v) the relocation of the Executive’s principal place of business to a location more than thirty-five (35) miles from the Executive’s principal place of business immediately prior to the Change in Control, without the Executive’s express written consent; or

               (vi) the Company’s (or its successor’s) material breach of this Agreement.

     4. Severance Benefits.

         (a) Compensation and Benefits Required by Law or Applicable Benefit Plan. Notwithstanding anything to the contrary herein, the Executive or his estate shall be entitled to any and all compensation, benefits, awards and other payments required by any Applicable Benefit Plan, the COBRA Act or other applicable law, after taking into account the agreements set forth herein.

         (b) No Payments Without Release. The Executive shall not be entitled to any of the compensation, benefits or other payments provided herein in respect of the termination of his employment, unless and until he has provided to the Company a full release of claims, substantially in the form of Appendix I attached hereto, which release shall be dated not earlier than the date of the termination of his employment and shall release the Company of any claims that the Executive may have in respect of his employment with the Company or the termination thereof.

         (c) Voluntary Resignation or Termination for Cause.

               (i) In the event of the Executive’s Voluntary Resignation or termination of his employment by the Company for Cause, the Executive shall not be entitled to any compensation, benefits, awards or other payments in connection with such termination of his employment, except as provided in paragraph (a) of this Section 4.

               (ii) The Executive shall not be deemed to have been terminated for Cause under this Agreement, unless the following procedures have been observed: To terminate the Executive for Cause, the Board must deliver to the Executive notice of such termination in writing, which notice must specify the facts purportedly constituting Cause in reasonable detail. The Executive will have the right, within 10 calendar days of receipt of such notice, to submit a written request for review by the Board. If such request is timely made, within a reasonable time thereafter, the Board (with all directors attending in person or by telephone) shall give the Executive the opportunity to be heard (personally or by counsel). Following such hearing, unless a majority of the directors then in office confirm that the Executive’s termination was for Cause, the Executive’s termination shall be deemed to have been made by the Company without Cause for purposes of this Agreement.

         (d) Death or Long-Term Disability. In the event of the Executive’s death or Long-Term Disability, the Executive (or his estate or personal representative) shall be entitled to receive (i) the proceeds of any life insurance policy carried by the Company with respect to the Executive, (ii) payments pursuant to any long-term disability insurance policy carried by the Company with respect to the Executive, and (iii) within sixty (60) days following the Executive’s death or Long-Term Disability, a lump-sum payment equal to six months’ salary, reduced by any proceeds or payments remitted or to be remitted pursuant to clause (i) or (ii) above.

         (e) Termination by the Company without Cause and without a Change in Control. In the event of the Executive’s termination without Cause, provided that a Change in Control has not occurred and there is no Pending Change in Control, the Executive shall be entitled to receive:

               (i) within fifteen (15) calendar days after the Date of Termination, the Executive’s Accrued Compensation and Pro-Rata Bonus through the date of termination; and

               (ii) within fifteen (15) calendar days after the Date of Termination, the amount in cash equal to product of (A) 1.5 and (B) the sum of the Executive’s annual Base Salary and the Executive’s Target Bonus in effect as of the Date of Termination; and

               (iii) for eighteen (18) months after the Date of Termination, or such longer period as may be provided by the terms of any Applicable Benefit Plan, continuation of the benefits for the Executive and/or the Executive’s family that are being provided to the Executive and/or the Executive’s family immediately prior to the Date of Termination, including the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (collectively, the “Benefits”), as if the Executive’s employment had not been terminated; provided, however, that if the Executive commences employment with another employer during such eighteen (18) month period and is eligible to receive medical or other welfare benefits under the new employer’s plan(s), the Benefits shall terminate as of the date the Executive becomes eligible to receive such benefits; and

         (iv) an amount equal to the contributions to the Company’s retirement plans on behalf of the Executive that would have been made for the benefit of the Executive if the Executive’s employment had continued for eighteen (18) months after the Date of Termination, assuming for this purpose that all benefits under any such retirement plans were fully vested and that the Executive’s compensation during such eighteen (18) months were the same as it had been immediately prior to the Date of Termination; and

         (v) reimbursement, up to $15,000, for outplacement services reasonably selected by the Executive.

         (f) Involuntary Termination. In the event Executive’s employment is terminated under circumstances constituting an Involuntary Termination, the Executive shall be entitled to receive:

               (i) within 15 calendar days after the Date of Termination, the Executive’s Accrued Compensation and Pro-Rata Bonus through the Date of Termination; and

               (ii) within fifteen (15) calendar days after the Date of Termination, the amount in cash equal to the product of (A) 2.625 and (B) the sum of the Executive’s annual Base Salary and the Executive’s Target Bonus in effect as of the Date of Termination; and

               (iii) for twenty-seven (27) months after the Date of Termination, or such longer period as may be provided by the terms of any Applicable Benefit Plan, continuation of the Benefits, as if the Executive’s employment had not been terminated; provided, however, that if the Executive commences employment with another employer during such twenty-seven (27) month period and is eligible to receive medical or other welfare benefits under the new employer’s plan(s), the Benefits shall terminate as of the date the Executive becomes eligible to receive such benefits;

               (iv) an amount equal to the contributions to the Company’s retirement plans on behalf of the Executive that would have been made for the benefit of the Executive if the Executive’s employment had continued for twenty-seven (27) months after the Date of Termination, assuming for this purpose that all benefits under any such retirement plans were fully vested and that the Executive’s compensation during such twenty-seven (27) months were the same as it had been immediately prior to the Date of Termination; and

               (v) reimbursement, up to $15,000, for outplacement services reasonably selected by the Executive; provided that the Executive may not terminate his employment for Good Reason, unless he has delivered prior written notice of his belief that Good Reason exists and the Company has not fully remedied the situation (such that Good Reason no longer exists) within ten (10) business days after receipt of such notice.

5. Effect on Option, Restricted Stock and Restricted Unit Agreements.

         (a) In the event Options held by the Executive are assumed by the surviving entity in connection with a Change in Control, if an Involuntary Termination of Executive’s employment occurs following the Change of Control before the end of the CIC Period, vesting of any and all assumed Options held by the Executive shall be accelerated so that all unexpired Options then held by the Executive shall be fully vested and exercisable immediately upon the Involuntary Termination.

         (b) In the event Restricted Stock and RSUs held by the Executive are assumed by the surviving entity in connection with a Change in Control, if an Involuntary Termination of Executive’s employment occurs following the Change of Control before the end of the CIC Period, vesting of any and all assumed Restricted Stock and RSUs held by the Executive shall be accelerated so that all Restricted Stock and RSUs then held by the Executive shall be fully vested and exercisable immediately upon the Involuntary Termination.

         (c) The termination of the Executive’s employment by the Company without Cause during a Pending Change in Control shall have no effect on the vesting of the Options, Restricted Stock or RSUs then held by the Executive, and no shares of Common Stock shall be delivered to the Executive in connection with the RSUs held by the Executive at the time of the termination of his employment unless the Change in Control is effected within three (3) months following the Date of Termination. If the Change in Control is effected, then the Options, Restricted Stock and RSUs held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had not been terminated and the Executive shall have rights as set forth under Section 5(a) above. If the Change in Control is not effected within three (3) months following the Date of Termination, then the Options, Restricted Stock and RSUs held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had been terminated as of such three-month anniversary of the Date of Termination.

         (d) In the event the Executive’s employment is terminated by the Company under any circumstances other than those described in paragraphs (a) through (c) of this Section 5, the effect of such termination of employment on the Options, Restricted Stock and/or RSUs then held by the Executive shall be as set forth in the agreements representing such Options, Restricted Stock and/or RSUs.

6. Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within ten (10) business days after the Accounting Firm has given the Company notice of the amount it has determined to be the Underpayment.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim and the Company has a good faith basis to contest the claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees that he will, to the extent reasonably requested by the Company, prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto), within ten (10) business days after the Executive’s receipt thereof (which receipt shall include without limitation the recordation by the applicable taxing authority of any credit against the Executive’s taxes). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

     7. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as set forth in Section 4, such amounts shall not be reduced whether or not the Executive obtains other employment.

     8. Successors.

         (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     9. Miscellaneous.

         (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understanding, agreements, or representations by or among the parties, written or oral, to the extent they relate in any away to the subject matter hereof; provided, however, this Agreement shall have no effect on any confidentiality agreements or assignment of inventions agreements between the parties. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:

Hans-Georg Betz

     if to the Company:

Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Attention: Chairman of the Board

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) All claims by the Executive for payments or benefits under this Agreement shall be promptly forwarded to and addressed by the Compensation Committee and shall be in writing. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Compensation Committee shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph (g) below. The Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration. If for any reason the arbitrator has not made his award within one hundred eighty (180) days from the date of Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to Executive’s position. Thereafter, the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 180-day period, pay Executive his reasonable expenses and all amounts reasonably claimed by him that were the subject of such dispute and arbitration proceedings.

         (g) Subject to the terms of paragraph (f) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph (g). Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution. Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator. At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing. The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery. The award rendered by the arbitrator(s) shall be final and binding upon both parties. The arbitration shall be conducted in Larimer County in the State of Colorado. The Colorado District Court located in Larimer County shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.

         (h) This Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         (i) If the Company determines that any payment obligation pursuant to this Agreement will trigger tax obligations under Section 409A of the Code, then the parties shall use their commercially reasonable efforts to structure an alternative payment mechanism consistent with the parties’ objectives, to the extent reasonably practicable, that will not trigger such tax obligations under Section 409A of the Code.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.

/s/ Hans-Georg Betz
Hans-Georg Betz

Advanced Energy Industries, Inc.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Executive Vice President

ANNEX A

DEFINITIONS

         (a) “Accounting Firm” means Deloitte & Touche, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive as set forth in Section 6 hereof.

         (b) “Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the Date of Termination. It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.

         (c) “Agreement” means this Executive Change in Control Severance Agreement, as set forth in the Preamble hereto.

         (d) “Applicable Benefit Plan” means any written employee benefit plan in effect and in which the Executive participates as of the time of the termination of his employment.

         (e) “Base Salary” means the Executive’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control or termination of employment and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

         (f) “Benefits” means the benefits for the Executive and/or the Executive’s family that are being provided to the Executive and/or the Executive’s family immediately prior to the Date of Termination, including the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) and, if applicable, car allowance, as set forth in Section 4 hereof.

         (g) “Board” means the Board of Directors of the Company, as set forth in the Recitals hereto.

         (h) “Cause” means any of the following:

               (i) the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries;

A-i

               (ii) the Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board;

               (iii) the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or

               (iv) the Executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.

         (i) “Change in Control” shall be deemed to occur upon the consummation of any of the following transactions:

               (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

               (iii) any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

               (iv) the acquisition by any person (or entity), other than Douglas Schatz and/or any of his affiliates or members of his immediate family, directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Common Stock.

         (j) “CIC Period” means the 30-day period commencing on the date that is six months following the effective date of a Change in Control and ending on the date that is thirty (30) days thereafter.

         (k) “Code” means the Internal Revenue Code of 1986, as amended.

         (l) “Common Stock” means common stock, par value $0.001, of the Company.

         (m) “Company” means Advanced Energy Industries, Inc., a Delaware corporation, as set forth in the Preamble hereto.

         (n) “Date of Termination” means (i) if the Executive’s employment is terminated for Cause, the date of receipt by the Executive of written notice from the Board or the Chief Executive Officer that the Executive has been terminated, or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company

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other than for Cause, death or Long-Term Disability, the date specified in the Company’s written notice to the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Long-Term Disability, the date of such death or the effective date of such Long-Term Disability, (iv) if the Executive’s employment is terminated by Executive’s resignation that constitutes Involuntary Termination under this Agreement, the date of the Company’s receipt of the Executive’s notice of termination or any later date specified therein.

         (o) “Effective Date” means the date set forth in the Preamble hereto.

         (p) “Executive” means the individual identified in the Preamble hereto.

         (q) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

         (r) “Good Reason” means any of the following:

               (i) a material reduction in the Executive’s duties, level of responsibility or authority, other than (A) reductions solely attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company, or (B) isolated incidents that are promptly remedied by the Company; or

               (ii) a reduction in the Executive’s Base Salary, without (A) the Executive’s express written consent or (B) an increase in the Executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in Base Salary; or

               (iii) a reduction in the Executive’s Target Bonus, without (A) the Executive’s express written consent or (B) an corresponding increase in the Executive’s Base Salary; or

               (iv) a material reduction in the Benefits, taken as a whole, without the Executive’s express written consent; or

               (v) the relocation of the Executive’s principal place of business to a location more than thirty-five (35) miles from the Executive’s principal place of business immediately prior to the Change in Control, without the Executive’s express written consent; or

               (vi) the Company’s (or its successor’s) material breach of this Agreement.

         (s) “Gross-Up Payment” means an additional payment that the Executive is entitled to receive for any Payment subject to the Excise Tax, as set forth in Section 6 hereof.

         (t) “Involuntary Termination” means the termination of Executive’s employment with the Company:

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               (i) by the Company without Cause,

               (ii) by the Executive for Good Reason following a Change in Control, or

               (iii) by the Executive during the CIC Period;
as set forth in Section 3 hereof.

         (u) “Long-Term Disability” is defined according to the Company’s insurance policy regarding long-term disability for its employees.

         (v) “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

         (w) A “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

         (x) “Pending Change in Control” means that one or more of the following events has occurred and a Change in Control pursuant thereto is reasonably expected to be effected within 90 days of the date as of the determination as to whether there is a Pending Change in Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; (ii) the Board approves a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; or (iii) a person makes a public announcement of tender offer for the Common Stock, the completion of which would result in a Change in Control. A Pending Change in Control shall cease to exist upon a Change in Control.

         (y) “Pro Rata Bonus” means an amount equal to 100% of the Target Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates following a Change in Control, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.

         (z) “Restricted Stock” means Common Stock issued by the Company with vesting restrictions and subject to an award agreement pursuant to a stock plan of the Company.

         (aa) “RSUs” mean restricted stock units granted by the Company pursuant to which the Company has agreed to issue Common Stock upon the satisfaction of vesting and other conditions, which RSUs are subject to an award agreement pursuant to a stock plan of the Company.

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         (bb) “Target Bonus” means the bonus which would have been paid to the Executive for full achievement of the Company’s base business plan or budget and/or for the attainment of specific performance objectives pertaining to the business of the Company or any of its specific business units or divisions, or to individual performance criteria applicable to the Executive or his position, which objectives have been established by the Board of Directors (or the Compensation Committee thereof) for the Executive relating to such plan or budget for the year in question. “Target Bonus” shall not mean the “maximum bonus” which the Executive might have been paid for overachievement of such plan.

         (cc) “Underpayment” means Gross-Up Payments that have not been made by the Company and should have been made, as set forth in Section 6 hereof.

         (dd) “Value” of a Payment means the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

         (ee) “Voluntary Resignation” means the termination of the Executive’s employment upon his voluntary resignation, which includes retirement, as set forth in Section 3 hereof.

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